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On February 28, 2018, Robert Crowl, Chief Executive Officer of PHH Corporation (“PHH,” or the “Company”) made the following communications in connection with a previously announced conference call (the “Conference Call”) to discuss the proposed transactions under that certain Agreement and Plan of Merger dated February 27, 2018 with Ocwen Financial Corporation, and POMS Corp:

(i)                                    Presentation Slides:  PHH Corporation Strategic Transaction Announcement, dated February 28, 2018, to be used beginning February 28, 2018; and

(ii)                                 Transcript of PHH Corporation strategic transaction conference call held on February 28, 2018.

A copy of the slides and an archived webcast version of the Conference Call are also being made available on the Company’s website at www.phh.com.  The information on PHH’s corporate website is not part of this document.   The items listed above were first used or made available on February 28, 2018.

PHH Corporation Strategic Transaction Announcement February 28, 2018

Cautionary Note Regarding Forward-Looking Statements Certain statements in this presentation and any accompanying oral remarks are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” Forward-looking statements contained in this presentation and accompanying oral remarks include, but are not limited to, statements concerning the following: • our expectations around the impacts and timing of the proposed transaction with Ocwen, including, but not limited to, our expectations regarding Ocwen’s assumption of certain of our assets and outstanding unsecured debt, the premium represented by the purchase price and the transaction’s mitigation of the risks to our business; our expectations regarding potential sources of cash, including estimated proceeds from the sales of our MSRs, monetization of our remaining investment in PHH Home Loans, and residual assets; our estimates regarding potential uses of excess cash, including but not limited to, estimates of PLS operating losses, PLS and Reorganization exit costs, and transaction-related costs; our estimates regarding potential cashflows from a dissolution, including, but not limited to, estimates of employee-related, advisory and other dissolution costs, and our estimates of cash required to fund operations during that time, in addition to the factors that could impact our estimates of potential excess cash; our assessment of our legal and regulatory proceedings and the associated impact on our financial statements; the potential results of our business development efforts; and the expectations and projected financial results of the remaining business, including our beliefs regarding growth for our subservicing and portfolio units. • • • • • • (continued on next page) © 2018 PHH Corporation. All rights reserved. 2

Cautionary Note Regarding Forward-Looking Statements (continued) You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. Actual results, performance or achievements may differ materially from those expressed or implied in forward-looking statements due to a variety of factors, including but not limited to the factors and additional risks listed and discussed in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”. Such periodic reports are available in the “Investors-SEC Reports” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Further, actual performance or achievements may differ materially from those expressed or implied in forward-looking statements contained in this presentation and accompanying oral remarks specific to: • Proceeds from MSRs: Estimated proceeds assumes the closing of the sale our remaining committed MSRs, including that 100% of required approvals, investor consents and origination source consents are received for the remaining sale of our MSRs and other conditions to closing are met. The final proceeds are dependent on a number of factors, including the amount and type of consents received, the composition of the portfolio and related servicing advances outstanding on each sale date. We now believe there is a risk that consents may not be obtained for portions of the remaining MSR sales. There can be no assurances whether, or when, the remaining sale transactions will close or that we will receive the total amount of expected proceeds. Available excess cash: The amount of excess cash is dependent upon a variety of factors, including the execution of the sale • of all of our MSRs as noted above, the monetization of our investment in PHH Home Loans, the successful completion of our PLS exit activities, the resolution of our outstanding legal and regulatory matters and the successful completion of the proposed transaction with Ocwen and other restructuring and capital management activities in accordance with our assumptions. There can be no assurances that the actions discussed above will result in the amount of estimated excess cash. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events. © 2018 PHH Corporation. All rights reserved. 3

Special Note Regarding Forward-Looking Statements In addition to the Cautionary Note Regarding Forward-Looking Statements in this presentation, with respect to the proposed merger with Ocwen, factors that may cause actual results to differ from expected results include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the agreements with Ocwen; the risk that PHH’s stockholders may not approve the merger; the risk that the necessary regulatory approvals for the merger may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that PHH’s cash and/or net worth may decline below the threshold levels specified in the merger agreement; risks that Ocwen may not have sufficient funds to consummate the merger; risks that PHH’s business may suffer as a result of uncertainties surrounding the proposed transaction; litigation or other legal proceedings relating to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; risks related to the disruption of management time from ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transactions and the PHH’s plans, including impact on PHH’s relationships with customers, regulators, lenders and employees; other risks to the consummation of the transaction, including the risk that the transactions will not be consummated within the expected time period or at all; unfavorable economic conditions in the markets PHH serves; changes in laws or regulations; and other risks and uncertainties described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s periodic reports filed with the SEC, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by the Company or the Company’s businesses generally. © 2018 PHH Corporation. All rights reserved.

Important Disclosures Basis of Presentation of Financial Data Unless noted otherwise in this presentation, all reported financial data is being presented as of the period ended December 31, 2017. Summarized Content This presentation contains summarized information pertaining to the current performance and trends related to our business. For a complete description of these topics, please see our filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Additional Information and Where to Find It In connection with the proposed transaction with Ocwen, PHH will file a proxy statement with the Securities and Exchange Commission (“SEC”). Shareholders are strongly advised to read the proxy statement and any other relevant documents filed with the SEC as they become available because they will contain important information about the proposed transaction. Shareholders may obtain a copy of the proxy statement along with other documents filed by us, free of charge, by contacting PHH Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, by email at investor.relations@phh.com, or by accessing our website at www.phh.com, or the SEC website at www.sec.gov. Participants in Solicitation The Company and its directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers in the solicitation will be more specifically set forth in the proxy statement concerning the proposed transaction that will be filed with the SEC. In addition to the proxy statement, PHH files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-3030 for further information on the public reference rooms. PHH’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov. © 2018 PHH Corporation. All rights reserved. 4

Transaction Overview • We have entered into a definitive agreement for the sale of the Company to Ocwen Financial Corporation (“Ocwen”) in an all cash transaction. • The transaction will result in the purchase of all of PHH’s outstanding common shares for $360 million, or $11.00 per fully-diluted share. • Following closing Ocwen will assume $119 million of PHH Corporation’s outstanding unsecured debt and PHH common stock will no longer be listed on the New York Stock Exchange. • The transaction is subject to various customary closing conditions and provides for certain termination rights, as discussed in more detail on slide 7. © 2018 PHH Corporation. All rights reserved. 5

Rationale for Transaction • Since announcing the conclusion of our strategic review a year ago, we have been continually monitoring PHH 2.0 progress while maintaining strategic flexibility. • Over the past 12 months, our progress towards our PHH 2.0 goals of reducing our cost infrastructure and achieving growth through business development have been mixed: - During 2017, we successfully reduced our cost infrastructure and are currently ahead of where we anticipated to be by the end of 2017 To-date, we have been unable to convert our pipeline of business development efforts, and we are behind expectations for subservicing units and portfolio retention volume Recently passed tax legislation removes tax shield on future losses - - • We believe the proposed transaction mitigates risk associated with business transformation and provides a premium to excess cash and a 24% premium to closing stock price on February 26. © 2018 PHH Corporation. All rights reserved. 6

Next Steps • Ocwen will have certain termination rights if the Company’s unrestricted cash or net worth decline below certain threshold amounts, subject to certain carve outs. - Net worth termination right triggered if net worth, as adjusted for contractual carve outs, declines below $489 million to $393 million between March and December 2018. Net worth as of 12/31/17 was $553 million. Available cash termination right triggered if available cash on hand, adjusted for contractual carve outs, declines below $367 million and $293 million between March and December 2018. Available cash on hand as of 12/31/17 was $509 million. Measurement date for both will occur once PHH has obtained stockholder approval and all regulatory approvals necessary for PHH to close the transaction. - - • Execution of the transaction also requires satisfaction of certain standard closing conditions, including regulatory approvals by both parties and PHH shareholder approval, and as to which we can make no assurances will be satisfied. We believe the transaction could close in the third or fourth quarter of 2018. • © 2018 PHH Corporation. All rights reserved. 7

Appendix © 2018 PHH Corporation. All rights reserved. 8

Update on Potential Excess Cash Projection © 2018 PHH Corporation. All rights reserved. 9 (in millions) 9/30/17Cash Realized ProjectionInflow / (Outflow) Change in Estimate 12/31/17 Potential Sources: Cash and cash equivalents $494 $542 Cash held at VIEs (60) (33) MSR sales, including Advances 231 $41 $(4) 186 Monetization of Investment in PHH Home Loans JV 73 46 — 27 Book value of Residual Net Assets 63 66 5 2 Total Potential Sources $801 $153 $1 $724 Potential Uses: PLS Business Exit Costs (116) (31) (7) 2 (83) Additional Non-PLS Restructuring Costs (26) — (19) Secured and Unsecured Debt Repayment (157) (16) — (141) Settlement of Legal and Regulatory Matters (58) (37) 1 (20) MSR Transaction Costs (8) (3) — (5) Advisory, Legal, and Professional Services Fees (3) (3) — — Liquidity Earmarks (40) — 20 (20) Retention of Operating Cash - PHH 2.0 (70) — (30) (100) Total Potential Uses $(478) $(97) $(7) $(388) Taxes - Transaction Related (29) — 29 — Taxes - Benefit from Operating and Restructuring Costs 87 — (87) — Taxes - Utilization of Existing NOL 23 23 — — Taxes - Receivable (Payable) (50) (11) 37 (2) Remaining Excess Cash $354 $68 $(27) $334 Add back: Cash Returned to Shareholders 301 301 Total Excess Cash from Program Actions $655 $635

Update on Potential Excess Cash (continued) Notes on Cash Sources & Uses Estimates The estimate of excess cash incorporates a number of assumptions and are dependent on a number of factors, as discussed further on slide 3. There can be no assurances that the potential amount of excess cash up to $334 million will be realized. dependent on consents received and portfolio composition on the sale date. We continue to believe there is risk that consents may not be monetizing additional assets of Home Loans residual assets offset by $111M of residual liabilities advance facility, net of restricted cash released lower reasonably possible losses for loan repurchases and MSR indemnification © 2018 PHH Corporation. All rights reserved. 10 MSR sales, including Advances • Q4'17 cash inflows reflect collections of committed advance receivables and receipt of a portion of holdback from sales executed in prior periods. Decline in estimate represents MSR Runoff realized in Q4'17. • Estimated proceeds reflective of portfolio composition at 12/31/2017 and assumes 100% of consents received. Final proceeds are obtained for portions of the remaining MSR sales. • Remaining proceeds include NRZ MSR and Advance sale commitments plus holdbacks receivable from prior executed sales Monetization of Investment in PHH Home Loans JV • Total asset purchase price of $70 million was received in five installments, and we distributed 50% to the minority interest holder. • Q4 cash inflows include $21 million for our net gain from the final three regional center sales, plus an additional $25M of cash from • In early 2018, we expect to realize $27M total from monetizing the remaining JV Balance sheet net of the purchase of Realogy's noncontrolling interest Book Value of Residual Net Assets • Estimated proceeds from monetizing residual net assets not required to operate PHH 2.0. Ending balance includes $113M of remaining • Q4'17 cash inflows primarily represent proceeds from the sale of S&D/REO/FCL loan population and collection of Servicing advances PLS Exit Costs/Operating Losses • In Q4'17, $18M of cash operating losses and $13M of cash outflows for exit costs were incurred Non-PLS Restructuring Costs • Includes costs associated with overhead expense re-engineering and transition to our subservicing and portfolio retention business model Secured and Unsecured Debt Repayment • Cash requirement assumes earmark for remaining $119 M of unsecured notes, plus $22 million for the repayment of PSART servicing Settlement of Legal and Regulatory Matters • Current reserves for outstanding legacy legal and regulatory matters and cash outflows for payment of certain matters MSR Transaction Costs • Loan registration, assignment and transfer costs, document imaging and delivery and other transaction costs Liquidity Earmarks • Estimate for contingencies, including amounts related to MSR indemnification and other contingencies. Q4'17 Change in estimate reflects PHH 2.0 Operating Cash • Change in estimate reflects increased expected operating losses driven by Tax Reform provisions that limit NOL carrybacks Taxes • Change in estimate reflects amounts realized from Q4 activities, and a $30 million reduction to estimated cash from the revaluation of our net deferred tax assets driven by Tax Reform Act, offset by $9 million of Q4’17 updates to other tax estimates • Q4'17 cashflows include the receipt of $23M refund from prior years NOL utilization and payment of $11 million for the 2017 tax liability.

Potential Excess Cash from Dissolution

(In millions, except per share amounts)

	Low	High	
Potential Excess Cash - current estimate	$ 334	$ 334	• Remaining Potential Excess Cash, on slide 9
Incremental Potential Sources / (Uses) Dissolution			
Release of Operating Cash and Liquidity Requirements	70	80	• Reversal of operating cash required to operate subservicing and portfolio retention business and liquidity earmarks
Severance and Retention	(25)	(20)	• Additional retention, severance, and acceleration of incentive plans
Additional Employee Related Costs	(20)	(20)	• Employee costs during dissolution
Pension	(10)	(10)	• Costs to de-risk and transfer pension liability
Facilities	(5)	(2)	• Additional facilities shut down and premise lease breakage
Restructuring / Dissolution Advisory	(8)	(4)	• Third party advisory fees related to dissolution management
Legal Advisory	(8)	(4)	• Legal costs for dissolution process
Other	(10)	(4)	• Operational and administrative shut down expenses
Potential Excess Cash - Dissolution	$ 318	$ 350	
Fully Diluted, per share	$ 9.71	$ 10.68	• Fully diluted 32.758 million shares, includes the dilutive impact of share-based awards as of 12/31/17

- This estimated range assumes that we are able to transfer the business platform and avoid certain incremental exit costs.
- The proposed transaction would eliminate the inherent timing and execution risks associated with dissolution.
- The aggregate and per-share amounts of Potential Excess Cash from Dissolution are not reflected on a present value basis.

11
© 2018 PHH Corporation. All rights reserved.

PHH CORPORATION

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The following is an edited transcript of an investor conference call held on February 28, 2018, by PHH Corporation:

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Operator:  Good morning, ladies and gentlemen.  Welcome to the PHH Corporation’s Strategic Transaction Conference Call.  Your lines will be in a listen only mode during remarks by PHH management.  At the conclusion of the company’s remarks, we will begin the question and answer session, at which time I will give you instructions on entering the queue to ask your questions.

Today’s call is being webcast and recorded for replay purpose.  The audio replay can be accessed by dialing 888-203-1112 or 719-457-0820 and using conference ID 7092674 or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest, beginning shortly after the conclusion of the call.  It will be available until March 15, 2018.  This access information is also described in the company’s press release and I will repeat it again at the end of our session.

At this time, Hugo Arias, Senior Vice President, Treasury and Investor Relations, will proceed with the introduction.

Hugo Arias:  Good morning and welcome to PHH Corporation’s Strategic Transaction conference call.  Please note that statements made during this conference call include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as further described in slide 2 of our accompanying investor presentation, which is posted in the Investors section of our website at www.phh.com under Webcasts and Presentations.  Such forward-looking statements represent only our current beliefs regarding future events and are not guarantees of performance or results.  Actual results, performance or achievements may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors, including but not limited to, the factors under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are also available in the “Investors” section of our website.  Investors are cautioned not to place undue reliance on such forward-looking statements.

During this call we will discuss our proposed merger with Ocwen Financial Corporation or “Ocwen” pursuant to the Agreement and Plan of Merger by and among Ocwen, POMS Corp. (which is Ocwen’s Merger Subsidiary), and PHH.  You are strongly advised to read, when available, PHH’s filings with the Securities and Exchange Commission, including its proxy statement or statements to be used in connection with the solicitation of proxies for the special meetings of stockholders to approve the transactions, because these documents will contain important information about the transaction and the participants’ interest in such transaction. These documents can be obtained, without charge, by accessing the PHH website at www.phh.com, or the SEC website at www.sec.gov.

The press release we issued yesterday announcing the sale of the Company may also be accessed from the Investors section of our website or you may request a faxed or mailed copy by calling our investor hotline.

Speaking on the call today will be Rob Crowl, president and chief executive officer.  Other members of PHH’s senior management team are also with us and will be available to take your questions.  I now will turn the call over to Rob Crowl.

Rob Crowl: Thank you, Hugo. The purpose of today’s call is to address in greater detail the announcement we made last night concerning the sale of the Company to Ocwen.  After completing my remarks I will open the call up for questions.  Please turn to Slide 5.

We have entered into a definitive agreement for the sale of PHH Corporation to Ocwen.  The proposed transaction will be effected through the purchase of all of PHH’s outstanding common shares in an all cash transaction valued at $360 million, or $11.00 per fully-diluted share.  Following closing, Ocwen will assume $119 million of PHH Corporation’s outstanding unsecured debt and the shares of PHH common stock will no longer be listed on the New York Stock Exchange.

Now please turn to Slide 6.  After assessing the risk and opportunities associated with operating the business, and weighing the strategic alternatives available to us, we believe that the sale of the Company to Ocwen represents the best opportunity to maximize shareholder value.

12 months ago, in February 2017, we announced the conclusion of our strategic review process and our intent to focus our efforts around our core strengths in mortgage sub-servicing and portfolio retention, or PHH 2.0. We also stated at that time, and have consistently messaged since, that we would monitor PHH 2.0 progress closely and continue to maintain strategic flexibility.

Over the past 12 months progress in PHH 2.0 as measured against our established goals of reducing our cost infrastructure and growth through business development efforts has been mixed.  During 2017 we succcessfully reduced our cost infrastructure, and while we have further to go, we are currently ahead of where we anticipated to be by the end of 2017.  In business development, while we have developed a robust pipeline of prospects and believe market demand is evident, we have to date been unable to convert these efforts into meaningful new business and we are behind where we would have expected to be in terms of number of subservicing units. This also has a ripple effect on portfolio retention volumes, as does the recent rise in mortgage rates.

Growth is not only dependent on new business development but the retention of our existing client base. Recently we have been informed by two existing clients of their intention to move portions or all of their business totaling approximately 115,000 units off our platform between the second quarter of 2018 and first quarter of 2019, placing further pressure on our growth plans. Finally, the impact of the recently passed tax reform has eliminated loss carrybacks and resulted in a full valuation allowance on our deferred tax assets. This effectively removes tax shields on future losses and creates further pressure on achieving the necessary scale within an acceptable timeframe.

We believe the proposed transaction represents an attractive opportunity to mitigate the risks and uncertainties associated with the business transformation efforts.  In addition, the transaction provides shareholders with a premium to our estimate of potential excess cash of up to $334 million, which excludes cash that has already been distributed to shareholders, and which is $20 million below our prior estimate due to the impact of tax reform, net of certain other positive adjustments.  The transaction represents a price to pro forma book value adjusted for remaining restructuring charges and PLS 2.0 operating losses of approximately 85% and also represents a 24% premium to our closing stock price on February 26.

As part of our transaction evaluation, we have updated our dissolution analysis and made adjustments to certain exit costs and other assumptions.  After incorporating these refinements, our estimate of potential cash available in dissolution is in the $318 million to $350 million range, or $9.71  to $10.65 per fully-diluted share on an undiscounted basis.  The present value of these estimates would be lower due to the pace and timing of capital returns in this scenario.  In addition, this range assumes that we are able to transfer the business platform and avoid certain incremental exit costs which if unsuccessful would decrease the estimate of potential excess cash.

Now please turn to Slide 7.  Under the transaction terms, Ocwen will have certain termination rights if the Company’s available cash on hand or net worth decline below certain threshold amounts, subject to certain carve outs.  The net worth based termination right would be triggered to the extent net worth, adjusted for contractual carve outs, declines below $489 million to $393 million at the applicable measurement date between March and December 2018.  The available cash on hand termination right would be triggered to the extent available cash on hand, adjusted for contractual carve outs, declines below $367 million to $293 million at the applicable measurement date between March and December 2018. As a point of reference, we ended 2017 with net worth and available cash on hand of $553 million and $509 million, respectively.  The measurement date for both the available cash on hand and net worth termination rights will occur once PHH has obtained stockholder approval and all regulatory approvals necessary for PHH to close the transaction.

In addition to requiring threshold levels for net worth and cash on hand, the agreement requires the satisfaction of certain standard closing conditions, including the receipt of certain regulatory approvals by both parties.  We have already received New Residential’s consent under the subservicing agreement to the change of control that would result upon the closing of this transaction.  The transaction will require PHH shareholder approval, and we expect to file a preliminary proxy statement within the next 30 business days.  Subject to regulatory approvals and satisfying all other closing conditions, which we can make no assurance will be satisfied, we believe that a transaction could close in the third or fourth quarter of 2018.

Operator, we are now ready to take questions.

Operator:  Thank you.  If you’d like to ask a question, please signal by pressing star one on your telephone keypad.  If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star one to ask a question.  We’ll take our first question from Bose George with KBW.

Bose George:  Good morning.  First, were there any other bids for the whole company?

Rob Crowl:  Bose, when the proxy comes out, we’ll have a full accounting for the process that we went through.  I can’t comment on that right now.

Bose George:  Then I think you sort of commented on this in your prepared remarks, but in terms of the analysis to sell versus liquidate the company, can you walk through that a little bit just given the discount to book.  Was liquidation I guess not viable still?

Rob Crowl:  As I alluded to in my prepared remarks, and there’s a slide in the transaction supplement that describes our analysis for dissolution, we do believe that the transaction with Ocwen represents a superior path forward for our shareholders vis-à-vis the financial analysis that we provided.  I think the numbers basically speak for themselves.

Bose George:  And actually just one more.  On the deferred tax asset, is that going to be usable by Ocwen going forward?

Mike Bogansky:  I don’t want to speak on how Ocwen plans to use the deferred asset.  This is Mike Bogansky.

Bose George:  Okay, I will check with them on that.  Thanks.

Operator:  Our next question comes from Mark Hammond with Bank of America.

Mark Hammond:  I had one question from the fixed income side.  Is there now an explicit restriction on PHH from retiring some or all of the unsecured bonds that remain before the acquisition closes?

Hugo Arias:  Well, the merger agreement does include standard restrictions on refinancing actions, capital actions you would expect subject to the consent of Ocwen.  So that would be the one restriction I can think of.  But nothing beyond that.

Mark Hammond:  Thanks, Hugo.

Operator:  Again that is star one to ask a question.  And at this time, we’ll go to Henry Coffey with Wedbush.

Henry Coffey:  Morning.  Just for something simple.  The cash dissolution — the cash number that you put out there, is that essentially book value or would book value be modestly higher or modestly lower than that estimate once this whole process is completed pre-acquisition?

Mike Bogansky:  Hi, Henry.  To walk our book value, you can take the 12/31/2017 book value and in our earnings supplement that accompanied the transaction supplement, we have the additional equity charges from operating 2.0, which would be $60 million, which is the incremental liquidity earmark to get to the $100 million of PHH 2.0 cash needs.  And then as we outlined, there’s an additional $71 million in future restructuring charges that would be combined.  So that would be $131 million of cash equity charges to get to the pro forma after restructuring.

Henry Coffey:  And about what that number would be, can you give me a rough — it looks like it’s about $12 or $13 a share.  Can you give me an estimate?

Mike Bogansky:  It would be the $553 million that we ended less $131 million.

Henry Coffey:  And in terms of looking at this business going forward, the obstacles to success that you run into, are they on the business development side or are there aspects of PHH’s technology platform that might be holding you back?

Rob Crowl:  It’s not a technology related issue.  We are on the leading technology platform for servicers.  On the business development front, the team has done a great job developing a pipeline.  It’s just it’s a longer sales cycle.  There was some overhang early in that cycle from the CFPB case not having been decided by the appeals court.  So it’s not a technology related issue.  It’s just the nature of the lengthy sales cycle with some legacy regulatory overhang.

Henry Coffey:  Then I know it’s going to be hard to think about PHH going forward past the acquisition, but have you had any discussions yet between yourselves and Ocwen about how you’re going to fit the businesses together, who’s going to be where, how much is going to be onshore, how much is going to be offshore, details like that.

Rob Crowl:  No, that would be the next phase that we would launch into but we have not had any discussions around that.

Henry Coffey:  And then finally, I know you mentioned in your press release that you had two large subservicing clients who plan to exit the business.  Obviously, that’s not NRZ.  Can you tell us a little bit about your existing customer concentrations?

Rob Crowl:  Other than NRZ, there really is no other material concentration with the remaining clients.

Henry Coffey:  And what percentage of — once you factor out those two clients that are leaving you, what percentage of the remaining business is NRZ?

Rob Crowl:  So we’ve got 679,000 I believe total servicing units less 115,000 with the intent to exit that two clients have notified us and I think NRZ represents — we haven’t sold the privates to them yet.  I think NRZ represents somewhere around 350,000 to 400,000 units.  So you can probably do the math there.

Henry Coffey:  Great.  Listen, it’s going to be another interesting chapter and thank you for your comments.

Rob Crowl:  Thanks, Henry.

Operator:  At this time, if you’d like to ask a question you can press star one.  We’ll pause for just a moment to see if we have any more questions today.  And we do another question from Kevin Barker.  Oh, no.  One moment.  Okay, and it does not appear we have any further questions at this time.  I’ll turn the call back to you, Hugo Arias, for any additional or closing remarks.

Hugo Arias:  Actually, I’ll turn it over to Rob to close it out.

Rob Crowl:  Thanks Beth and thanks everyone for being on the call and we look forward to speaking to you in the future and providing additional updates on the progress of the transaction.

Operator:  This concludes the PHH Corporation Strategic Transaction Conference Call.  Once again, ladies and gentlemen, the replay will be available beginning later today at the company’s website at www.phh.com/invest or by dialing 888-203-1112 or 719-457-0820 and using conference ID 7092674.  It will be archived until March 15, 2018.  You may now disconnect.